Exhibit 5.1

Our ref                   KVP/742125-000001/56133370v7

To:	Arco Platform Limited
PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

17 September 2018

Dear Sirs

Arco Platform Limited

We have acted as counsel as to Cayman Islands law to Arco Platform Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) in connection with the initial public offering of an aggregate of 11,111,111 Class A common shares of US$0.00005 par value each in the capital of the Company (and up to an additional 1,666,666 Class A common shares to cover the underwriter’s option to purchase additional shares, if exercised, the “Shares”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Itau BBA USA Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several underwriters named in schedule I to the Underwriting Agreement.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of incorporation dated 12 April 2018 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 14 September 2018 (the “Memorandum and Articles”).

1.2                               The written resolutions of the board of directors of the Company dated 14 September 2018 (the “Resolutions”).

1.3                               The written resolutions of the sole member of the Company dated 14 September 2018 (the “Shareholder Resolutions”).

1.4                               A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 11 September 2018 (the “Certificate of Good Standing”).

1.5                               A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6                               A draft of the Underwriting Agreement.

1.7                               The Registration Statement.

1.8                               The register of members of the Company as at 14 September 2018 (the “Register of Members”).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                               All signatures, initials and seals are genuine.

2.3                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Underwriting Agreement.

2.4                               There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the laws of the State of New York or the laws of Brazil.

2.5                               The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

2.6                               The Shares that will be issued and sold pursuant to the Underwriting Agreement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.7                               No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               The Shares to be issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement have been authorised and when such Shares are issued by the Company in accordance with the Memorandum and Articles and upon payment in full being made therefor as contemplated in the Registration Statement and the Underwriting Agreement and such Shares being entered as fully-paid on the Register of Members of the Company, such Shares will be legally issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2                               Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3                               In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4                               We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Arco Platform Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

17 September 2018

To:                             Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Arco Platform Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1                                         The Memorandum and Articles remain in full force and effect and are unamended.

2                                         The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3                                         The Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4                                         The Shareholder Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time and have not been amended, varied or revoked in any respect.

5                                         The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

6                                         There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

7                                         The directors of the Company at the date of Resolutions and at the date of this certificate were and are as follows:

Ari De Sa Cavalcante Neto

Oto Brasil de Sa Cavalcante

Martin Escobari

Alberto Menanche

8                                         The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a nominal or par value of US$0.00005 each which, at the date the Memorandum and Articles became effective, comprise (i) 500,000,000 Class A Common Shares; and (ii) 250,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with Article 4 of the Articles of Association of the Company. The issued share capital of the Company prior to the issue of the Shares (as defined in the Underwriting Agreement) is 8,397,210 Class A Common Shares of a par value of US$0.00005 each and 27,658,290 Class B Common Shares of a par value of US$0.00005 each, which have been issued as fully paid and non assessable.

9                                         The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

10                                  Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11                                  Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12                                  The Company has received or will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

13                                  To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Ari De Sá Cavalcante Neto

Name:	Ari De Sá Cavalcante Neto

Title:	Director